Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

ADVANCED ANALOGIC TECHNOLOGIES INCORPORATED

Advanced Analogic Technologies Incorporated, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

A. The name of the Corporation is Advanced Analogic Technologies Incorporated. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on January 21, 2005.

B. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and restates, integrates and further amends the provisions of the Corporation’s Certificate of Incorporation.

C. The text of the Certificate of Incorporation is amended and restated to read as set forth in EXHIBIT A attached hereto.

IN WITNESS WHEREOF, Advanced Analogic Technologies Incorporated has caused this Amended and Restated Certificate of Incorporation to be signed by Richard K. Williams, a duly authorized officer of the Corporation, on April 7, 2005.

/s/ Richard K. Williams
Richard K. Williams,
President and Chief Executive Officer

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ADVANCED ANALOGIC TECHNOLOGIES INCORPORATED

ARTICLE I

The name of this corporation is Advanced Analogic Technologies Incorporated (the “Corporation”).

ARTICLE II

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

ARTICLE III

The address of the Corporation’s registered office in the State of Delaware is 3500 South Dupont Highway, County of Dover, County of Kent, Delaware 19901. The name of the registered agent at such address is Incorporating Services, Ltd.

ARTICLE IV

(A) Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 172,607,490 shares, each with par value of $0.001 per share. 121,666,517 shares shall be Common Stock and 50,940,973 shares shall be Preferred Stock.

(B) Rights, Preferences and Restrictions of Preferred Stock. The Preferred Stock authorized by the Restated Certificate of Incorporation may be issued from time to time in one or more series. The first series of Preferred Stock shall be designated “Series A Preferred Stock” and shall consist of 3,140,100 shares. The second series of Preferred Stock shall be designated “Series B Preferred Stock” and shall consist of 7,799,856 shares. The third series of Preferred Stock shall be designated “Series C Preferred Stock” and shall consist of 5,689,500 shares. The fourth series of Preferred Stock shall be designated “Series D Preferred Stock” and shall consist of 19,645,000 shares. The fifth series of Preferred Stock shall be designated “Series E Preferred Stock” and shall consist of 14,666,517 shares. The rights, preferences, privileges, and restrictions granted to and imposed on the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock are as set forth below in this Article IV(B).

The last date prior to the date hereof on which any outstanding share of Common Stock or Preferred Stock was split up and divided into additional shares of Common Stock or Preferred Stock, as the case may be, may be hereinafter referred to as the “Split Date.”

1. Dividend Provisions. Subject to the rights of series of Preferred Stock which may from time to time come into existence, the holders of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Common Stock of the Corporation, at the rate of (a) $.0027 per share per annum on each outstanding share of Series A Preferred Stock, (b) $.027 per share per annum on each outstanding share of Series B Preferred Stock, (c) $.053 per share per annum on each outstanding share of Series C Preferred Stock, (d) $0.1064 per share per annum on each outstanding share of Series D Preferred Stock and (e) $0.096 per share per annum on each outstanding share of Series E Preferred Stock, payable when, as and if declared by the Board of Directors. Such dividends shall not be cumulative.

2. Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series E Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock and Common Stock by reason of their ownership thereof, an amount per share equal to $1.20 per share (as adjusted for stock splits, stock dividends and the like, occurring after the Split Date) for each share of Series E Preferred Stock then held by them, plus declared but unpaid dividends. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series E Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of series of Preferred Stock that may from time to time come into existence, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series E Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

(b) Upon completion of the distribution required by Section 2(a) above, the holders of the Series D Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock and Common Stock by reason of their ownership thereof, an amount per share equal to $1.33 per share (as adjusted for stock splits, stock dividends and the like, occurring after the Split Date) for each share of Series D Preferred Stock then held by them, plus declared but unpaid dividends. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series D Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of series of Preferred Stock that may from time to time come into existence, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series D Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

(c) Upon the completion of the distributions required by Sections 2(a) and 2(b) above, the holders of the Series C Preferred Stock and the Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Series A Preferred Stock and Common Stock by reason of their ownership thereof, an amount per share equal to $.667 per share for each share (as adjusted for stock splits, stock dividends and the like, occurring after the Split Date) of Series C Preferred Stock and $.333 per share (as adjusted for stock splits, stock dividends and the like, occurring after the Split Date) for each share of Series B Preferred Stock then held by them, plus declared but unpaid dividends. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series C Preferred Stock and the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of series of Preferred Stock that may from time to time come into existence, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series C Preferred Stock and the Series B Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

(d) Upon the completion of the distributions required by Section 2(a), 2(b) and 2(c), the holders of Series A Preferred Stock shall be entitled to an amount per share equal to $.03 per share (as adjusted for stock splits, stock dividends and the like, occurring after the Split Date) for each share of Series A Preferred Stock then held by them, plus declared but unpaid dividends. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of series of Preferred Stock that may from time to time come into existence, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

(e) Upon the completion of the distributions required by Sections 2(a), 2(b), 2(c) and 2(d) above, if assets remain in the Corporation, the holders of Common Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be entitled to receive those remaining assets of the Corporation pro rata based upon the number of shares of Common Stock held by them (on an as converted to Common Stock basis for the holders of Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock).

(f) For purposes of this Section 2, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include, (i) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any stock acquisition, reorganization, merger or consolidation, but excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation and any sale of stock for capital raising purposes), unless the Corporation’s stockholders of record as constituted immediately prior to such acquisition will, immediately after such acquisition (by virtue of securities issued as consideration for the Corporation’s acquisition or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity immediately after such transaction or series of transactions (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity); or (ii) a sale, lease or other disposition of all or substantially all of the assets of the Corporation.

(g) Shares of Preferred Stock shall not be entitled to be converted in shares of Common Stock in order to participate in any distribution, or series of distributions, as shares of Common Stock, without first foregoing participation in the distribution, or series of distributions, as shares of Preferred Stock.

(h) In any of the events specified in Section 2(f) above, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

(i) Securities not subject to investment letter or other similar restrictions on free marketability:

(A) If traded on a securities exchange or the Nasdaq National Market System, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing;

(B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three (3) days prior to the closing; and

(C) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i) (A), (B) or (C) to reflect the approximate fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.

(iii) The Corporation shall give each holder of record of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Corporation shall thereafter given such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

3. Conversion. The holders of Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Optional Conversion. Subject to Section 3(d), each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the original issue price of (i) $.03 in the case of the Series A Preferred Stock, (ii) $.333 in the case of the Series B Preferred Stock, (iii) $.667 in the case of the Series C Preferred Stock, (iv) $1.33 in the case of the Series D Preferred Stock, and (v) $1.20 in the case of the Series E Preferred Stock, by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share shall be $.03 for shares of Series A Preferred Stock, $.333 for shares of Series B Preferred Stock, $.667 for shares of Series C Preferred Stock, $1.33 for shares of Series D Preferred Stock and $1.20 for shares of Series E Preferred Stock. Such initial Conversion Price shall be subject to adjustment as set forth in Section 3(f) below.

(b) Automatic Conversion Upon Public Offering. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price immediately upon the Corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to which such Common Stock is sold to the public at a price per share not less than $3.60 (as adjusted for stock splits, stock dividends and the like, occurring after the Split Date) and which results in aggregate cash proceeds to the Corporation of at least $20,000,000 (prior to underwriting discounts and commissions).

(c) Conversion By Vote. Each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock, shall be converted into shares of Common Stock at the then effective Conversion Price for such series of Preferred Stock on the date specified by written consent or agreement of the holders of no less than a majority of the then outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, voting together as a separate class. Each share of Series E Preferred Stock shall be converted into shares of Common Stock at the then effective Conversion Price for the Series E Preferred Stock on the date specified by written consent or agreement of the holders of no less than two-thirds (2/3) of then outstanding shares of Series E Preferred Stock, voting as a separate class.

(d) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the

Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to Section 3(b) above, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, and provided further that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost, stolen or destroyed certificate, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled and a check payable to the holder in the amount of any cash amounts payable as the result of (i) any declared and unpaid dividends on the shares of Preferred Stock being converted or (ii) a conversion into fractional shares of Common Stock in accordance with Section 3(e) below. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, or in the case of automatic conversion, on the date of closing of the offering, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(e) Fractional Shares. In lieu of any fractional shares to which the holder of Preferred Stock would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of one share of Common Stock as determined by the Board of Directors of the Corporation. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock of each holder at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(f) Adjustment of Conversion Price. The Conversion Price of Preferred Stock shall be subject to adjustment from time to time as follows:

(i) If the number of shares of Common Stock outstanding at any time after the date hereof is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock without a corresponding subdivision of the Preferred Stock, then, on the date such payment is made or such change is effective, the Conversion Price of the Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of any shares of Preferred Stock shall be increased in proportion to such increase of outstanding shares.

(ii) If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock without a corresponding combination of the Preferred Stock, then, on the effective date of such combination, the Conversion Price of the Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of any shares of Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

(iii) In case the Corporation shall declare a cash dividend upon its Common Stock payable otherwise than out of retained earnings or shall distribute to holders of its Common Stock shares of its capital stock (other than Common Stock), stock or other securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the Corporation convertible into or exchangeable for Common Stock), then, in each such case, the holders of the Preferred Stock shall, concurrent with the distribution to holders of Common Stock, receive a like distribution based upon the number of shares of Common Stock into which such Preferred Stock is then convertible.

(iv) In case, at any time after the date hereof, of any capital reorganization, or any reclassification of the stock of the Corporation (other than as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Corporation with or into another person (other than a consolidation or merger in which the Corporation is the continuing entity and which does not result in any change in the Common Stock), the shares of Preferred Stock shall, after such reorganization, reclassification, consolidation, merger, sale or other disposition, be convertible into the kind and number of shares of stock or other securities or property of the Corporation or otherwise to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation, merger, sale or other disposition such holder had converted its shares of Preferred Stock into Common Stock. The provisions of this clause (iv) shall similarly apply to successive reorganizations, reclassification, consolidations, mergers, sales or other dispositions.

(v) Anti-Dilution Conversion Price Adjustment for the Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock.

(A) If, the Corporation issues any Common Stock other than “Excluded Stock”, as defined below (each a “Qualifying Dilutive Issuance”), for a consideration per share less than the Conversion Price for the Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock, as applicable, in effect immediately prior to the issuance of such Common Stock (excluding stock dividends, subdivisions, split-ups, combinations, dividends or recapitalizations, which are covered by Section 3(f)(i), (ii), (iii) and (iv)), the Conversion Price of such series of Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock, as applicable, in effect immediately after each such issuance shall forthwith (except as provided in this Section 3(f)(v)) be adjusted to a price equal to the quotient obtained by dividing:

(1) an amount equal to the sum of (x) where (x) is the total number of shares of Common Stock outstanding (including any shares of Common Stock issuable upon conversion of outstanding Preferred Stock, or deemed to have been issued pursuant to Section 3(f)(v)(B)(3) below) immediately prior to such issuance multiplied by the Conversion Price in effect immediately prior to such issuance, plus (y) where (y) is the aggregate consideration received by the Corporation upon such issuance, by

(2) the total number of shares of Common Stock outstanding (including any shares of Common Stock issuable upon conversion of outstanding Preferred Stock, or deemed to have been issued pursuant to Section 3(e)(v)(B)(3) below) immediately prior to such issuance plus the additional shares of Common Stock issued in such issuance (but not including any additional shares of Common Stock deemed to be issued as a result of any adjustment in the Conversion Price resulting from such issuance).

(B) For purposes of any adjustment of the Conversion Price pursuant to clause ”(A)” above, the following provisions shall be applicable:

(1) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor after deducting any discounts or commissions paid or incurred by the Corporation in connection with the issuance and sale thereof.

(2) In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined by the Board of Directors of the Corporation; provided, however, that if, at the time of such determination, the Corporation’s Common Stock is traded in the over-the-counter market or on a national or regional securities exchange, such fair market value as determined by the Board of Directors of the Corporation shall not exceed the aggregate “Current Market Price” (as defined below) of the shares of Common Stock being issued.

(3) In the case of the issuance of (1) options to purchase or rights to subscribe for Common Stock (other than Excluded Stock), (2) securities by their terms convertible into or exchangeable for Common Stock (other than Excluded Stock), or (3) options to purchase or rights to subscribe for such convertible or exchangeable securities:

a. the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections (B)(1) and (B)(2) above), if any, received by the Corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

b. the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections (B)(1) and (B)(2) above);

c. on any change in the number of shares of Common Stock deliverable upon exercise of any such options or rights or conversion of or exchange for such convertible or exchangeable securities, or on any change in the minimum purchase price of such options, rights or securities, other than a change resulting from the antidilution provisions of such options, rights or securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment made upon (x) the issuance of such options, rights or securities not exercised, converted or exchanged prior to such change, as the case may be, been made upon the basis of such change or (y) the options or rights related to such securities not converted or exchanged prior to such change, as the case may be, been made upon the basis of such change; and

d. on the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment made upon the issuance of such options, rights, convertible or exchangeable securities or options or rights related to such convertible or exchangeable securities, as the case may be, been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such convertible or exchangeable securities or upon the exercise of the options or rights related to such convertible or exchangeable securities, as the case may be.

e. No further adjustment in the Conversion Price of any series of Preferred Stock shall be made upon the subsequent issue of convertible securities or shares of Common Stock in connection with the exercise of options or conversion or exchange of such convertible securities.

(C) “Excluded Stock” shall mean:

(1) all shares of Common Stock issued and outstanding on the date this Certificate of Incorporation are filed with the California Secretary of State and all shares issuable upon exercise of options or warrants or conversion of any convertible securities outstanding on the date this Certificate of Incorporation are filed with the California Secretary of State;

(2) all shares of Common Stock into which the shares of the Preferred Stock are convertible;

(3) all shares of Common Stock, warrants or options to purchase Common Stock or other securities issued or issuable to officers, directors, employees, consultants or other third party service providers of the Corporation pursuant to any plan or arrangement approved by the Board of Directors of the Corporation;

(4) all securities issued, upon the approval of the Board of Directors of the Corporation, pursuant to agreements to license technology and/or provide sponsored research, except for issuances to officers, directors, employees, consultants or affiliates or immediate family members thereof;

(5) all shares issued, upon approval of the Board of Directors of the Corporation, in respect of any dividend or distribution of Preferred Stock;

(6) all securities issued in connection with equipment leasing, equipment financing or commercial leasing arrangements, or any debt financing transaction with a bank or financial institution, approved by the Board of Directors, except for issuances to officers, directors, employees, consultants or affiliates or immediate family members thereof; and

(7) all securities issued or issuable pursuant to an acquisition by merger, purchase of substantially all of the assets or other reorganization.

All outstanding shares of Excluded Stock (including any shares issuable upon conversion of the Preferred Stock) shall be deemed to be outstanding for all purposes of the computations of Section 3(f)(v)(A) above.

(vi) All calculations under this Section 3 shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

(vii) For the purpose of any computation pursuant to this Section 3(f), the “Current Market Price” at any date of one share of Common Stock, shall be deemed to be the average of the highest reported bid and the lowest reported offer prices on the preceding business day as furnished by the National Quotation Bureau, Incorporated (or equivalent recognized source of quotations); provided, however, that if the Common Stock is not traded in such manner that the quotations referred to in this paragraph are available for the period required hereunder, Current Market Price shall be determined in good faith by the Board of Directors of the Corporation, but if challenged by the holders of more than 50% of the outstanding Preferred Stock, then as determined by an independent appraiser selected by the Board of Directors of the Corporation, the cost of such appraisal to be borne by the challenging parties.

(g) Minimal Adjustments. No adjustment in the Conversion Price for the Preferred Stock need be made if such adjustment would result in a change in the Conversion Price of less than $0.01. Any adjustment of less than $0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in the Conversion Price.

(h) No Impairment. The Corporation will not through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment. This provision shall not restrict the Corporation’s right to amend its Certificate of Incorporation with the requisite stockholder consent.

(i) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate for the Preferred Stock pursuant to this Section 3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) all such adjustments and readjustments, (ii) the Conversion Rate at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder’s shares of Preferred Stock.

(j) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property or to receive any other right, the Corporation shall mail to each holder of Preferred Stock at least twenty (20) days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution or right, and the amount and character of such dividend, distribution or right.

(k) Waiver of Adjustment of Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of the Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock may be waived, in a particular instance, by the consent or vote of the holders of the majority of the outstanding shares of such series. Any such waiver shall bind all future holders of shares of such series of Preferred Stock.

(l) Notices. Any notice required by the provisions of this Section 3 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) upon delivery by nationally recognized courier, (iii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iv) upon deposit with the United States Post Office (by first class mail, postage prepaid) addressed to a stockholder, at the latest address of such person shown on the Corporation’s records.

(m) Dilutive Issuances. In the event that the Corporation issues or sells, or is deemed to have issued or sold, shares of Common Stock in a Qualifying Dilutive Issuance (the “First Dilutive Issuance”), then in the event that the Corporation issues or sells, or is deemed to have issued or sold, shares of Common Stock in a Qualifying Dilutive Issuance other than the First Dilutive Issuance pursuant to the same instruments or as part of the same transaction or series of transactions on substantially the same terms as the First Dilutive Issuance (a “Subsequent Dilutive Issuance”), then and in each such case upon a Subsequent Dilutive Issuance the Conversion Price of an applicable series of Preferred Stock shall be reduced to the Conversion Price of such series of

Preferred Stock that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

4. Voting Rights.

(a) Voting Rights in General. The holder of each share of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation and shall vote with holders of the Common Stock upon the election of directors and upon any other matter submitted to a vote of stockholders, except those matters required by law to be submitted to a class vote and except as otherwise set forth herein. The holder of each share of Preferred Stock shall be entitled to that number of votes equal to the number of shares of Common Stock into which each share of Preferred Stock could be converted on the record date for the vote or consent of stockholders. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Preferred Stock held by each holder) shall be disregarded.

(b) Election of Directors. At each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors (i) the holders of Series B Preferred Stock, voting as a separate class, shall be entitled to elect one member of the Corporation’s Board of Directors; (ii) the holders of Series C Preferred Stock, voting as a separate class, shall be entitled to elect one member of the Corporation’s Board of Directors; (iii) the holders of Series E Preferred Stock, voting as a separate class, shall be entitled to elect one member of the Corporation’s Board of Directors; and (iv) the holders of Common Stock, voting as a separate class, shall be entitled to elect two members of the Corporation’s Board of Directors. Any additional members of the Corporation’s Board of Directors shall be elected by the holders of Common Stock and Preferred Stock, voting together as a single class.

5. Protective Provisions. So long as at least 10,000,000 shares of Preferred Stock remain outstanding, in addition to any other class vote that may be required by law, this Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Preferred Stock:

(i) amend the Corporation’s Certificate of Incorporation or Bylaws in a way that would adversely alter or change the rights, preferences, privileges or restrictions of the Preferred Stock (whether by merger or consolidation or otherwise);

(ii) increase or decrease the aggregate number of authorized shares of Preferred Stock;

(iii) create any new class or series of shares having rights, preferences or privileges equal or senior to the Series E Preferred Stock;

(iv) engage in a merger or reorganization of the Corporation with or into any other corporation or corporations, if the Corporation’s stockholders immediately prior to such transaction own immediately after such transaction less than 50% of the voting securities of the surviving corporation or its parent, or a sale, lease or other disposition of all or substantially all assets of the Corporation; or

(v) dissolve, liquidate or wind up.

6. Residual Rights. All rights accruing to the outstanding shares of capital stock not expressly provided for to the contrary herein shall be vested in the Common Stock.

7. No Reissuance of Preferred. No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued; and in addition, the Certificate of Incorporation shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized stock.

8. Repurchase of Shares. In connection with repurchases by the Corporation of its Common Stock pursuant to its agreements with certain of the holders thereof, Sections 502 and 503 of the California General Corporation Law shall not apply in whole or in part with respect to such repurchases.

(C) Common Stock.

1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2. Liquidation rights. Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Section 2 of Division (B) of this Article IV.

3. Voting Rights. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

ARTICLE V

(A) To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director.

(B) The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

(C) Neither any amendment nor repeal of this Article V, nor the adoption of any provision of this Corporation’s Certificate of Incorporation inconsistent with this Article V, shall eliminate or reduce the effect of this Article V, in respect of any matter concerning, or any action or proceeding accruing or arising or that, but for this Article V, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.